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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 3)*


                                 MathSoft, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    576798102
                         -------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                             --------------------------
  CUSIP NO. 576798102               13G               PAGE  2  OF  6  PAGES
            ---------                                      ---    ---
------------------------                              -------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Allen M. Razdow
          ###-##-####
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)    [ ]

                                                                     (b)    [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                            5    SOLE VOTING POWER

                                    less than five percent  (5%)
         NUMBER OF      --------------------------------------------------------
          SHARES            6    SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                         0
           EACH         --------------------------------------------------------
        REPORTING           7    SOLE DISPOSITIVE POWER
          PERSON
           WITH                     less than five percent  (5%)
                        --------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                          0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


          less than five percent  (5%)
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN     [ ]
          SHARES*

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          less than five percent  (5%)
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

      (a)     Name of Issuer.
              --------------

              MathSoft, Inc.

      (b)     Address of Issuer's Principal Executive Offices.
              -----------------------------------------------

              101 Main Street
              Cambridge, MA  02142


ITEM 2.

      (a)     Name of Person Filing.
              ---------------------

              Allen M. Razdow

      (b)     Address of Principal Business Office, or, if None, Residence.
              ------------------------------------------------------------

              26 Washington Avenue
              Cambridge, MA 02140

      (c)     Citizenship.
              -----------

              United States

      (d)     Title of Class of Securities.
              ----------------------------

              Common Stock, $.01 par value

      (e)     CUSIP Number.
              ------------

              576798 10 2


ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

      (a)     --    Broker or Dealer registered under Section 15 of the Act,

      (b)     --    Bank as defined in Section 3(a)(6) of the Act,

      (c)     --    Insurance Company as defined in Section 3(a)(19) of the Act,

      (d)     --    Investment Company registered under Section 8 of the
                    Investment Company Act,

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      (e)     --    Investment Advisor registered under Section 203 of the
                    Investment Advisers Act of 1940,

      (f)     --    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

      (g)     --    Parent Holding Company, in accordance with Section
                    240.13d-1(b)(ii)(G); see Item 7,

      (h)     --    Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

      Not applicable.

ITEM 4.   OWNERSHIP.

      Not applicable.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          This statement is being filed to report the fact that as of the date hereof, Mr. Razdow has ceased to be the beneficial owner of more than five percent (5%) of the class securities.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.  CERTIFICATION.

      Not applicable.

      Not filed pursuant to Rule 13d-1(b).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 10, 1997                                 /s/ Allen M. Razdow
                                                  -------------------
                                                  Allen M. Razdow